EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Rodney Carter, Senior Vice President
and Chief Financial Officer (858) 453-7845 Option #2

PETCO Reports Results for the Fourth Quarter

and Fiscal Year 2003

•	Pro Forma Net Earnings, Excluding Debt Retirement Costs, Increase 29% to $0.47 Per Diluted Share
•	Net Earnings, Including Debt Retirement Costs, Increase 7.7% to $0.36 Per Diluted Share
•	Comparable Store Sales Up 5.6% on Top of 6.0% Increase in Prior-Year Period
•	Strong Operating Cashflows Internally Fund $96 Million of Growth-Focused Capital Investments, While Reducing Debt by More Than $100 Million

SAN DIEGO—March 11, 2004—PETCO Animal Supplies, Inc. (Nasdaq: PETC) today reported financial results for the fourth quarter and fiscal year 2003 ended January 31, 2004. The Company also provided its guidance for the first quarter and full fiscal year 2004.

Fourth Quarter Results

Net sales in the fourth quarter of 2003 were $455.7 million with a comparable store net sales increase of 5.6%. The comparable store net sales increase in the period comes on top of a 6.0% increase in the prior year’s fourth quarter. Overall, net sales increased 12.4% over the fourth quarter of fiscal 2002.

Net earnings for the fourth quarter were $20.9 million, or $0.36 per diluted share, including a charge of $10.6 million, or $0.11 per diluted share, for debt retirement costs associated with the successful tender offer for $50 million in principal amount of the Company’s 10 ¾% senior subordinated notes, compared with net earnings of $19.4 million, or $0.33 per diluted share, in the prior-year fourth quarter. The fourth quarter of fiscal 2002 included a charge of $3.5 million related to a litigation settlement.

Excluding the previously mentioned items and related tax effects, pro forma net earnings for the fourth quarter of fiscal 2003 increased 29% to $27.4 million, or $0.47 per diluted share, compared to pro forma net earnings for the fourth quarter of fiscal 2002 of $21.3 million, or $0.37 per diluted share.

Commenting on PETCO’s fourth quarter performance, Brian K. Devine, Chairman of the Board, said: “The 5.6% comparable store net sales increase we achieved in the fourth quarter again illustrates the exceptional and consistent growth PETCO has achieved for more than a decade. We are also pleased to report a 29% increase to pro forma net earnings for the period, or $0.47 per diluted share. Strong operating performance and cash flows funded over $96 million in capital expenditures during fiscal 2003 to continue growing the business while reducing debt by over $100 million. We enjoy significant financial flexibility to take advantage of opportunities as they arise.”

Full Year 2003 Results

Net sales in fiscal 2003 were $1.65 billion with a comparable store net sales increase of 5.6%. The comparable store net sales increase comes on top of an 8.0% increase in the prior-year period. Overall, net sales increased 12% over fiscal 2002.

Net earnings available to common stockholders in fiscal 2003 were $64.7 million, or $1.11 per diluted share, compared with $11.7 million, or $0.20 per diluted share, in the prior-year. Fiscal 2003 includes a charge of $12.2 million, or $0.07 per diluted share, for debt retirement costs associated with the successful tender offer for $50 million in principal amount of the Company’s 10 ¾% senior subordinated notes and the early retirement of $50 million of long-term debt. In the first quarter of fiscal 2002, PETCO completed an initial public offering, and the 2002 results include the following items that were recorded in the first quarter: $12.8 million in management fees and termination costs related to the termination in February 2002 of a management services agreement that was entered in conjunction with the Company’s leveraged recapitalization; $8.4 million in stock-based compensation expense and other primarily financing and legal costs of $1.2 million related to the Company’s initial public offering; debt retirement costs of $3.3 million related to the early repurchase of senior subordinated notes with proceeds of the offering; and, an increase in the carrying amount and premium on redemption of previously outstanding preferred stock of $20.5 million. Additionally, the results for the fourth quarter of fiscal 2002 include a charge of $3.5 million related to a litigation settlement.

Excluding the previously mentioned items and related tax effects, pro forma net earnings for fiscal 2003 increased to $68.8 million, or $1.18 per diluted share, a 32% increase over the $52.0 million, or $0.90 per diluted share, in the prior year.

Improved Gross Profit Margins

Gross profit margin improved 290 basis points to 35.9% in the fourth quarter of 2003 compared to 33.0% for the fourth quarter of 2002. The gross profit improvement was driven by the continuing change in mix from lower margin pet food sales to higher margin categories, such as pet accessories, supplies and services which accounted for 90 basis points of the improvement. The balance of the improvement is a result of the adoption of Emerging Issues Task Force Consensus No. 02-16 (“EITF 02-16”), an accounting change related to the treatment of vendor consideration. As a percentage of net sales, the net benefit consisted of the initial reclassification of 250 basis points from selling, general and administrative expenses, before the deferral of 50 basis points to inventory.

Store Expansion Program

PETCO opened 63 new stores during fiscal 2003. The addition of approximately 50 new stores, net of relocations and closings, during the period has increased the store base to 654 stores. With 65-70 new stores, or approximately 55-60 new stores net of relocations and closings, planned for 2004, PETCO will continue to advance its national brand presence.

In addition to its new store openings in fiscal 2003, PETCO completed 50 remodels of existing stores to its latest store format. In fiscal 2004, the Company plans to maintain its commitment to this initiative by remodeling up to an additional 75 existing stores to the latest store format.

Outlook

The Company currently expects a comparable store net sales increase of approximately 5% - 6% in the first quarter of fiscal 2004. This increase in comparable store net sales would come on top of the 4.6% increase achieved in the first quarter of fiscal 2003. Accordingly, the Company currently expects first quarter earnings per diluted share in the range of $0.24 - $0.25, which would represent an increase of more than 25% over the $0.19 per diluted share reported in the first quarter of fiscal 2003.

For fiscal 2004, the Company currently expects a comparable store net sales increase of approximately 5% - 6%. Including additional expansion costs associated with its planned store openings and remodels, the Company currently expects diluted earnings per common share in the range of $1.45 - $1.46 for the full fiscal year 2004, an increase of more than 20% over the pro forma net earnings of $1.18 per common share which the Company is reporting today for the full fiscal year 2003.

About PETCO Animal Supplies

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well-being for companion animals, and to support the human-animal bond. PETCO generated net sales of $1.65 billion in fiscal 2003. It operates 654 stores in 43 states and the District of Columbia, as well as a leading destination for on-line pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $15 million in support of more than 1,900 non-profit grassroots animal welfare organizations around the nation.

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors, such as performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations and dependence on senior management, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended February 1, 2003.

PETCO Animal Supplies, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	Quarter Ended 01/31/2004	Quarter Ended 02/01/2003	Quarter Ended 01/31/2004	Quarter Ended 02/01/2003
Net sales	$455,651	$405,423	$455,651	$405,423
Cost of sales and occupancy costs	292,113	271,438	292,113	271,438

Gross profit	163,538	133,985	163,538	133,985

Selling, general and administrative expenses	113,122	91,412	113,122	91,412
Stock based compensation and other costs	—	212	—	212
Litigation Settlement	—	3,497	—	—

Operating income	50,416	38,864	50,416	42,361

Interest expense, net	6,073	7,398	6,073	7,398
Debt retirement costs	10,617	—	—	—

Earnings before income taxes	33,726	31,466	44,343	34,963

Income taxes	12,779	12,034	16,920	13,636

Net earnings	$20,947	$19,432	$27,423	$21,327

Net earnings per common share, basic	$0.36	$0.34	$0.48	$0.37
Net earnings per common share, diluted	$0.36	$0.33	$0.47	$0.37

Basic weighted average number of common shares	57,454	57,373	57,454	57,373
Diluted weighted average number of common shares	58,496	58,007	58,496	58,007

This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP-based financial measure.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP to Pro Forma Net Earnings per Common Share

(Unaudited, in thousands, except per share data)

	Quarter Ended 01/31/2004	Quarter Ended 02/01/2003
GAAP net earnings available to common stockholders	$20,947	$19,432
Adjustments:
Litigation Settlement	—	3,497
Debt retirement costs	10,617	—
Tax effect (Note 1)	(4,141)	(1,602)

Pro forma net earnings available to common stockholders	$27,423	$21,327

GAAP net earnings per common share, diluted	$0.36	$0.33
Pro forma net earnings per common share, diluted	$0.47	$0.37

GAAP diluted weighted average number of shares	58,496	58,007

Note 1 - The Company used a standard tax rate of 39% for pro forma purposes in the current year.

PETCO Animal Supplies, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	Year Ended 01/31/2004	Year Ended 02/01/2003	Year Ended 01/31/2004	Year Ended 02/01/2003
Net sales	$1,654,138	$1,476,634	$1,654,138	$1,476,634
Cost of sales and occupancy costs	1,104,649	1,016,249	1,104,649	1,014,789

Gross profit	549,489	460,385	549,489	461,845

Selling, general and administrative expenses	411,816	343,752	411,816	343,752
Management fees and termination costs	—	12,760	—	—
Stock based compensation and other costs	—	8,388	—	212
Litigation settlement	—	3,497	—	—

Operating income	137,673	91,988	137,673	117,881

Interest expense, net	26,115	32,666	26,115	32,666
Debt retirement costs	12,189	3,336	—	—

Earnings before income taxes	99,369	55,986	111,558	85,215

Income taxes	34,656	23,845	42,782	33,234

Net earnings	64,713	32,141	68,776	51,981

Increase in carrying amount and premium on redemption of preferred stock	—	(20,487)	—	—

Net earnings available to common stockholders	$64,713	$11,654	$68,776	$51,981

Net earnings per common share, basic	$1.13	$0.21	$1.20	$0.91
Net earnings per common share, diluted	$1.11	$0.20	$1.18	$0.90

Basic weighted average number of common shares	57,422	56,094	57,422	57,298
Diluted weighted average number of common shares	58,299	56,906	58,299	57,985

This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP-based financial measure.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP to Pro Forma Net Earnings per Common Share

(Unaudited, in thousands, except per share data)

	Year Ended 01/31/2004	Year Ended 02/01/2003
GAAP net earnings available to common stockholders	$64,713	$11,654
Adjustments:
Management fees and termination costs	—	12,760
Stock based compensation and other costs (including 0 and $1,460, respectively, in cost of sales and occupancy costs)	—	13,133
Debt retirement costs	12,189	3,336
Increase in carrying amount and premium on redemption of
preferred stock	—	20,487
Resolution of income tax accrual	(3,372)	—
Tax effect (Note 1)	(4,754)	(9,389)

Pro forma net earnings available to common stockholders	$68,776	$51,981

GAAP net earnings per common share, diluted	$1.11	$0.20
Pro forma net earnings per common share, diluted	$1.18	$0.90

GAAP diluted weighted average number of shares	58,299	56,906
Incremental shares from assumed conversion of stock options and warrants	—	1,079

Pro forma diluted weighted average number of common shares	58,299	57,985

Note 1 – The Company used a standard tax rate of 39% for pro forma purposes in the current year.

PETCO Animal Supplies, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	January 31, 2004 (Unaudited)	February 1, 2003
ASSETS

Cash and cash equivalents	$62,201	$108,937
Receivables	12,514	14,303
Inventories	139,513	138,410
Deferred tax assets	12,047	14,492
Other current assets	12,907	7,459

Total current assets	239,182	283,601

Fixed assets, net	256,347	218,442
Goodwill	40,289	40,644
Other assets	16,044	12,168

	$551,862	$554,855

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Accounts payable	$63,773	$61,308
Accrued expenses & other liabilities	126,403	109,242

Total current liabilities	190,176	170,550

Long-term debt, excluding current portion	139,370	190,500
Senior subordinated notes payable	120,000	170,000
Deferred rent and other liabilities	49,183	34,888

Total liabilities	498,729	565,938

Stockholders’ equity (deficit)	53,133	(11,083)

	$551,862	$554,855